RIVIERA HOLDINGS CORPORATION
                              2901 Las Vegas Boulevard South
                                    Las Vegas NV 89109
                            Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                                   www.rivierahotel.com



AT THE COMPANY                              INVESTOR RELATIONS
William Westerman, Chairman & CEO           Betsy Truax, Skorpus Consulting
(702) 794-9237 Voice                        (208) 241-3704 Voice
(702) 794-9277 Fax                          (208) 232-5317 Fax
Email:  wwesterman@theriviera.com           Email: betsytruax_hartman@msn.com


FOR IMMEDIATE RELEASE


                       RIVIERA REPORTS FIRST QUARTER 2008 RESULTS


         LAS VEGAS, NV - May 8, 2008 - Riviera Holdings Corporation (AMEX: RIV) today reported financial results for the three-month period ended March 31, 2008.

          For the three months ended March 31, 2008, the Company's net revenue was $48.0 million, a decrease of $4.0 million, or 8 percent from the first quarter of 2007. Decreases in gaming, rooms and food and beverage revenues were partially offset by increases in entertainment and other revenues.

         Income from operations was $6.7 million for the first quarter of 2008, a decrease of $2.2 million from the first quarter of 2007.

         Adjusted EBITDA (1) was $10.3 million in the first quarter of 2008 compared with $12.5 million in the first quarter of 2007, a decrease of 17.0 percent. This decrease is attributable primarily to lower revenues, which were partially offset by reductions in payroll and market costs. Adjusted EBITDA consists of earnings before interest, income taxes, depreciation, amortization, equity-based compensation, asset impairments, and mergers, acquisitions and development costs, as shown in the reconciliation to net (loss) income in the tables and notes of this release. As of the first quarter of 2007, the Company no longer excludes Sarbanes-Oxley expenses in calculating adjusted EBITDA.

         The Company reported a net loss for the first quarter of 2008 of $5.8 million or $(0.47) per share, compared to net income of $2.6 million or $0.20 per diluted share a year ago. The net loss for the first quarter of 2008 is attributable to effects of accounting associated with the interest rate swap agreement entered into by the Company when it refinanced its $215 million debt in July 2007. Non-cash charges of $8.3 million were booked in the first quarter 2008 for the accounting effects of the swap agreement. The Company had no swap costs in the 2007 period.

         "Record-high gas prices, access issues due to neighboring construction problems, a state-wide smoking ban in casinos in Colorado, and a weakened economy all contributed to lower consolidated financial results in our first quarter of 2008," said William L. Westerman, Chairman and CEO. "Although we are disappointed with the decline in revenue and income, our results are consistent with what we are seeing throughout the gaming industry. We are all suffering from the weak economy and the consequential decrease in discretionary spending by consumers.

         "We are, however, continuing to see strong demand for our in-house convention business in Las Vegas, including increases in room occupancy rates for convention guests and convention room revenue. In Black Hawk, we continue to generate solid EBITDA margin above 30 percent and fair share in excess of 120 percent. We expect our aggressive capital investment program, especially the Las Vegas room renovation project of approximately $20 million, to enhance our competitive position when the economy improves. In the interim, our management team continues to focus on the basics, including controlling costs to mitigate the reductions in revenue."

         As of March 31, 2008, Riviera Holdings had $28.8 million of cash, in addition to a $20 million revolver.

Riviera Las Vegas

         Riviera Las Vegas reported net revenues of $36.5 million for the first quarter, down $2.0 million or 5.3 percent compared to the first quarter of 2007. The decrease was primarily due to declines in hotel occupancy and gaming revenues. These declines are attributable to the ramifications of the slower U.S. economy and encumbered access to the Las Vegas property due to neighboring construction projects.

         Las Vegas EBITDA of $7.4 million decreased $1.2 million from the first quarter of 2007. EBITDA margin was 20.3 percent compared with 22.4 percent in the first quarter of 2007. Cash ADR increased to $100.83, up $9.85 or 10.8 percent, compared to the same quarter last year.

         In house conventions continue to perform strong as rooms occupied by convention guests increased by over 4,400, or 7.5 percent, and comprised 42.6 percent of total rooms sold. Convention room revenue for the quarter was $7.3 million, an increase of $1 million, or 15.4 percent, from the first quarter of 2007, and represented 49.5 percent of total cash room revenue. Total room revenue in the quarter was $15.9 million, down $0.4 million or 2.7 percent compared to the first quarter of 2007. Hotel room occupancy of 82 percent was down 11.6 percentage points compared to first quarter 2007 as a result of a decline in the overall leisure market segments. This market decline is due to a combination of bad weather throughout the East and Midwest, airline flight cancellations and declining economic conditions.

         Robert Vannucci, President of Riviera Las Vegas, said, "Although we are disappointed with our first quarter results in Las Vegas there were many positive factors to recognize. Our in house convention business continues to be very strong and our rated gaming play was stable to prior year. Our management team did an outstanding job of controlling expenses and improving operating efficiencies to mitigate the decline in revenues and impact to EBITDA.

         "Overall customer response to our casino and room refurbishment projects has been very positive. We are cautiously optimistic that our room pricing strategy of offering an upscale room product at a mid level price will help us continue to improve our ADR and occupancy levels for the long term. Our casino enhancements will position us to attract walk in traffic created by the multiple new resorts opening in our neighborhood. We believe our overall property-wide pricing strategies will attract many of the guests staying in these new resorts to our property."

Riviera Black Hawk

         At Riviera Black Hawk, first quarter 2008 revenues were $11.5 million, a decrease of $2.0 million, or 15 percent from the first quarter of 2007. This decrease was the result of a 15 percent reduction in coin in, which is consistent with the overall decrease in the Black Hawk/Central City market.

         EBITDA for the first quarter was $3.9 million, a decrease of $0.9 million, or 18.9 percent from the first quarter of 2007. The decrease was a result of the effects of the decline in revenues, which was partially offset by reductions in operating and marketing expenses.

         The decrease in the market is attributable to several factors, most notably the ban on smoking in Colorado Casinos, which went into effect January 1, 2008. Weather conditions, the deteriorating economy and high gas prices also contributed to the decline.

         Mr. Westerman said, "Even with decreased market activity and lowered financial results, the property generated an excellent EBITDA margin of 34 percent. Additionally, our property continues to generate strong fair share in the Black Hawk/Central City market. The property generated a fair share for the three months ended March 31, 2008 of 124 percent, down slightly from the 127 percent in the first quarter of 2007. " Fair share is defined as total slot coin in the market divided by the number of slot machines in the market compared to our slot coin and number of slot machines.

         "Nick Polcino, who started as General Manager of Riviera Black Hawk in February, has already taken steps to streamline the organization and improve efficiency in both the gaming and food and beverage operations. I look forward to working with Nick to ensure Riviera will remain one of the leaders in the Black Hawk market," said Mr. Westerman.

Riviera Hires New CFO

         Riviera also announced today the appointment of Mr. Phillip B. Simons as Chief Financial Officer and Treasurer. Mr. Simons will also serve as CFO, Treasurer and Vice President of Finance of Riviera Operating Corporation. Mr. Simons, 45, fills these positions vacated by Mr. Mark Lefever, who left the Company in March.

         Since 1996, Mr. Simons has been responsible for the finance divisions at various large resorts and casinos. Most recently, he was VP of Finance for Wheeling Island Gaming, a casino owned by Delaware North Gaming and Entertainment in Wheeling, West Virginia. Before privatizing in December 2007, Wheeling Island Gaming was a publicly-traded company with reported revenues in excess of $220 million. Prior to that, Mr. Simons was in charge of the finance departments at El Conquistador Resort & Casino of Puerto Rico, a resort previously owned by Wyndham Resorts International and acquired by The Blackstone Group; Radisson Aruba Resort & Casino, owned by Carlson Hospitality Worldwide; Resort at Squaw Creek and Vail Cascade Resort, properties owned by Destination Hotels & Resorts; and Villa Del Palmar Resort and Spa of Mexico, owned by The Villa Group.

         Mr. Westerman said, "Phil has a proven track record of adding bottom-line value to the companies where he has worked. He has an impressive record of business leadership with superior financial reporting, governance and management expertise. This acumen, along with his knowledge of and experience in the hospitality and gaming market, makes him an excellent fit within Riviera's management team. We are very excited with Phil's decision to join our team and look forward to working with him."

         Prior to his positions in the hospitality and gaming industry, Mr. Simons was in the audit and business advisory group with Coopers & Lybrand, Trinity Financial, Petersen Consulting LP. He is a member of the Delaware Society of Certified Public Accountants. Mr. Simons also holds an M.B.A. from University of Redlands and a B.A. in Business Administration from Point Loma Nazarene University.

Conference Call Information

         In conjunction with the release of first quarter 2008 financial results, Riviera will broadcast a conference call at 2 p.m. Eastern Daylight Time today, Thursday, May 8, 2008. Investors can listen to the call via the Internet at www.rivierahotel.com or by dialing (888) 599-8655. The conference call rebroadcast will be available at (888) 203-1112, pass code 6724843.

Date Change of Annual Meeting

         The Company previously announced on May [ ], 2008 that its Annual Meeting of Stockholders will be adjourned from May 13, 2008, and rescheduled to be held on May 28, 2008, at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, at 11:00 a.m., local time. The annual meeting will be adjourned to May 28, 2008 due to a delay in the mailing of proxy materials to certain stockholders, and to provide stockholders with additional time to receive and review the proxy materials. The record date to vote at the Annual Meeting will remain April 1, 2008. Additional information regarding the annual meeting and the agenda is included in the Company's proxy statement filed April 4, 2008, with the Securities and Exchange Commission and mailed to stockholders.

Forward-Looking Statements

         The forward-looking statements in this news release, which reflect our best judgment based on factors currently known to us, involve significant risks and uncertainties including hotel and casino market conditions, refinancing opportunities and interest rates, increases in energy costs, general economic and political conditions, financing requirements, expansion and modernization objectives and timetables, regulatory requirements and other risks and uncertainties detailed from time to time in filings with the Securities and Exchange Commission. Our actual results may differ materially from what is expressed or implied in our forward-looking statements. We do not plan to update our forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

About Riviera Holdings Corporation

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera's stock is listed on the American Stock Exchange under the symbol RIV.

                                - Tables Follow -

Riviera Holdings Corporation and Subsidiaries Financial Summary (unaudited) (Amounts in thousands, except per share amounts)

                                       Three Months Ended March 31
                                            2008    2007     Var       %Var
Net Revenues
Riviera Las Vegas                         $36,450  $38,472 $(2,022)   -5.3%
Riviera Black Hawk                         11,512   13,555  (2,043)   -15.1%
                                      ------------------------------
  Total Net Revenues                      $47,962  $52,027 $(4,065)   -7.8%
                                        =========  =======  =======

Operating Income
Riviera Las Vegas                           5,539    6,910  (1,371)   -19.8%
Riviera Black Hawk                          2,312    3,256    (944)   -29.0%
Mergers, Acquisitions and
Development Costs, net                       (23)     (50)      27    -54.0%
Equity-Based Compensation                   (183)    (199)      16     -8.0%
Corporate Expenses                          (945)    (956)      11      1.2%
                                      ------------------------------
  Total Operating Income                  $6,700   $8,961  $(2,261)   -25.2%
                                         ========= ======= =========

Adjusted EBITDA (1)

Riviera Las Vegas                           7,371    8,607  (1,236)   -14.4%
Riviera Black Hawk                          3,903    4,815    (912)   -18.9%
Corporate Expenses                           (945)    (956)     11      1.2%
                                      ------------------------------
  Total Adjusted EBITDA                  $ 10,329 $ 12,466 $(2,137)   -17.1%
                                        ===========================
Adjusted EBITDA Margins (2)

Riviera Las Vegas                           20.2%    22.4%  -2.1%
Riviera Black Hawk                          33.9%    35.5%  -1.6%
Consolidated                                21.5%    24.0%  -2.4%

 Net (loss) income                        $(5,783)  $2,562 $(8,345)

EARNINGS PER SHARE DATA

Weighted average basic shares
outstanding                                12,342   12,260     82
Basic income per share                    $(0.47)   $0.21   $(0.68)


Weighted average diluted shares
outstanding                                12,342   12,509   (167)
Diluted income per share                  $(0.47)   $0.20  $(0.67)


(1) Adjusted EBITDA consists of earnings before interest, income taxes, depreciation, amortization, equity-based compensation, asset impairment, and mergers, acquisitions and development costs, net, as shown in the reconciliation with net income in the tables below in this release. Adjusted EBITDA is presented solely as a supplemental disclosure because we believe that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies by certain investors. We use property-level EBITDA (earnings before interest, income taxes, depreciation, amortization and corporate expense) as the primary measure of our business segment properties' performance, including the evaluation of our operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report EBITDA or Adjusted EBITDA may calculate it in a different manner than we do. A reconciliation of net income to Adjusted EBITDA is included in the tables below in this release.
(2) Adjusted EBITDA margins represent Adjusted EBITDA divided by Net Revenues.

Riviera Holdings Corporation and Subsidiaries
Reconciliation of Net (Loss) Income to Adjusted EBITDA:           (unaudited)
(Amounts in thousands)

                                                                                               Mergers,
                          Net      Interest    Decrease    Operating  Depreciation  Equity   Acquisitions,
                         Income     Income      in Swap     Income       and        Based     Development   Management  Adjusted
                         (Loss)    & (Exp.)     Value       (Loss)    Amortization   Comp.   & Costs, net      Fee       EBITDA
                         -------   ---------   -------      -------   ------------  ------- ------------    ----------  --------

 First Quarter 2008:
Riviera Las Vegas          $5,556     $ 17    $    -         $ 5,539     $ 2,352     $  -        $  -         $ (520)    $7,371
Riviera Black Hawk          1,005   (1,307)        -           2,312       1,071        -           -            520     $3,903
Corporate                 (12,344)  (2,886)     (8,307)       (1,151)       -          183         23             -        (945)
                          -------- --------    ---------  -----------   --------     -----       -----        -------    -------
                          $(5,783) $(4,176)    $(8,307)      $ 6,700      $3,423       183       $ 23           $ -     $ 10,329
                          =======  ========     =======    ==========   ========       ===     =======        ========  ========

 First Quarter 2007:
Riviera Las Vegas          $6,944    $  34        $ -         $ 6,910     $2,268       $ -        $ -          $(571)     $8,607
Riviera Black Hawk          1,358   (1,898)         -           3,265        988         -          -            571       4,815
Corporate                  (5,704)  (4,535)         -          (1,205)        -        199         50             -        (956)
                          --------  -------    ---------    ----------    -------     -----       -----         -----     ------
                           $2,562  $(6,399)       $ -         $ 8,961     $3,256      $199        $50           $ -      $12,466
                           ======   ========    ========    ==========   ========    ======       ======       ======     =======

  Balance Sheet Summary
                                          March 31     December 31
                                            2008          2007
                                        --------------------------
Cash and short term investments           $ 26,005       $28,820
Total current assets                        38,775        40,211
Property and equipment, net                172,591       172,865
Total assets                               216,697       218,462
Total current liabilities                   22,676        26,666
Long-term debt, net of current portion     225,264       225,287
Total stockholders' deficiency             (53,326)     (47,826)

RIVIERA HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS         (unaudited)
(Amounts in thousands, except per share amounts)
                                                         Three Months Ended
                                                               March 31,
                                                          2008         2007
                                                        -------------------
REVENUES
  Casino                                                $ 23,966    $ 28,119
  Rooms                                                   15,870      16,314
  Food and beverage                                        8,045       8,188
  Entertainment                                            3,377       2,406
  Other                                                    1,876       1,712
                                                        ----------------------
       Total Revenues                                     53,134      56,739
   Less - promotional allowances                           5,172       4,712
                                                        ----------------------
            Net revenues                                  47,962      52,027
                                                        ----------------------
COSTS AND EXPENSES
  Direct costs and expenses of
       operating departments

    Casino                                                12,421      14,252
    Rooms                                                  6,864       7,051
    Food and beverage                                      5,826       6,141
    Entertainment                                          2,283       1,626
    Other                                                    328         337
  Other operating expenses
    General and administrative                             9,911      10,154
    Mergers, acquisitions and development costs, net          23          50
    Equity-based compensation                                183         199
    Depreciation and amortization                          3,423       3,256
                                                        ----------------------
            Total costs and expenses                      41,262      43,066
                                                        ----------------------
INCOME FROM OPERATIONS                                     6,700       8,961
  Decrease in value of derivative instrument              (8,307)         -
  Interest expense, net                                   (4,176)     (6,399)
                                                        ----------------------
NET (Loss) INCOME                                        $(5,783)     $2,562
                                                        ======================
Shares Outstanding
Basic                                                     12,342      12,260
Diluted                                                  $(0.47)      $0.21
Net loss per common share
Basic                                                     12,342      12,509
Diluted                                                  $(0.47)      $0.20



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